Exhibit 4.15.1


                             AGREEMENT ON AMENDMENTS
    to the Agency Agreement between Open Joint Stock Company "Alfa-Bank" and Open Joint Stock Company of Long Distance and International Telecommunications
                         Rostelecom dated June 5, 2003

THIS AGREEMENT ON AMENDMENTS (the "Agreement") to the Agency Agreement dated June 5, 2003 was made on June 17, 2003 between:

(1)  OPEN JOINT STOCK COMPANY OF LONG DISTANCE AND INTERNATIONAL
     TELECOMMUNICATIONS ROSTELECOM located at: 5 Delegatskaya (the "Principal"), Moscow, 127091, Russian Federation, represented by Serguey Ivanovich Kuznetsov, General Director, acting under the Charter, on the one hand, and

(2) OPEN JOINT STOCK COMPANY "ALFA-BANK" located at: 27 Kalanchevskaya St. (the "Agent"), Moscow 107078, Russian Federation, represented by Rushan Fyodorovich Khvesyuk, Chairman of the Board, acting under the Charter, on the other hand,

(hereinafter jointly referred to as "Parties" and individually referred to as "Party").

WHEREAS

     - On June 5, 2003 the Parties singed the Agency Agreement, which specified the amount of the Principal's Debt and its individual parts;

     - On June 16, 2003 the Principal, the Russian Federation Finance Ministry and the USSR Bank for External Economic Activities (Vneshekonombank) signed a statement of the Principal's debt reconciliation as of June 1, 2003 (the "Reconciliation Statement")

     - The Parties intend to make amendments to the Agency Agreement so that the Principal's Debt and its individual parts as specified in the Agency Agreement conform to the Reconciliation Statement;

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.   Terms

The terms that are defined in the Agency Agreement shall have the same meanings in this Agreement, including its Preamble.

2.   Interpretation and Legal Effect

2.1 The Agency Agreement shall be amended from the date of this Agreement and the Agency Agreement shall then be interpreted for any purposes in accordance with this Agreement only.
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2.2 The provisions of the Agency Agreement, save for the amendments set out below in this Agreement, shall remain in full force and effect.

3.   Amendments

The provisions of the Agency Agreement listed below in this Article 3 shall hereby be amended and such provisions shall read as follows:

3.1  Clause 1.4 of the Agency Agreement

"Principal's Debt" the outstanding liabilities of the Principal as of June 1, 2003 under the Debt Obligation to the Government of the Russian Federation represented by the Ministry of Finance of the Russian Federation in the amount of 14,516,505,828 (fourteen billion five hundred sixteen million five hundred five thousand eight hundred and twenty-eight) Japanese yens, including the principal amount of 11,600,522,948 (eleven billion six hundred million five hundred twenty-two thousand nine hundred and forty-eight) Japanese yens, interest of 44, 716, 867 (forty four million seven hundred and sixteen thousand eight hundred and sixty-seven) Japanese yens, commission fees of 19,733,393 (nineteen million seven hundred thirty-three thousand three hundred and ninety-three) Japanese yens, accrued fines and penalties (as specified in Clause
2.7 of the Debt Obligation) in the amount of 2,851,502,620 (two billion eight hundred fifty-one million five hundred two thousand six hundred and twenty) Japanese yens. For the purposes of this Agreement, the US dollar equivalent of the Principal's Debt or any its part shall be calculated at the cross rate of the Japanese yen to the US dollar fixed using the official exchange rates of the Japanese yen to the Russian ruble and of the US dollar to the Russian ruble set by the Central Bank of the Russian Federation as of the first day of the month of the agreement referred to in Clause 3.1.1, subclause (1), hereof."

3.2  Clause 2.2 of the Agency Agreement

"The Principal's order, established hereunder, shall constitute solely such actions of the Agent which, when performed, will result in the termination of the full scope of all the Principal's obligations in respect of the payment of the Principal's Debt amount, while the Agent's total expenses incurred upon the performance of such order shall be up to ninety-eight million five hundred seventy-one thousand nine hundred seventeen US dollars (US$98,571,917), or in termination of the Principal's obligations in respect of the payment of any portion of the Principal's Debt amount, which portion shall be not less that eleven billion six hundred sixty-five million three thousand two hundred eight Japanese yens ((Y)11,665,003,208), while the Agent's total expenses incurred upon the performance of such order shall be not more that seventy-four million four hundred seventy-six thousand seventy-five US dollars (US$74,476,075).

The redemption of any portion of the Principal's Debt in an amount less that eleven billion six hundred sixty-five million three thousand two hundred eight Japanese yens ((Y)11,665,003,208) shall be deemed as executed without the Principal's order, and the Agent's expenses incurred thereupon shall not be reimbursable."

3.3  Clause 4.1. of the Agency Agreement

"For the Agent's performance of the Principal's order in accordance herewith, as a result of which performance the Principal's Debt or a portion thereof is discharged in accordance with clause 2.2 hereof, the Principal undertakes to pay the Agent a fee in the amount of the rouble equivalent of one hundred thousand US dollars (US$100,000), including VAT, calculated at the US dollar - the Russian rouble official rate of exchange established by the Central Bank of the Russian Federation and effective at the payment date, within one of the following periods commencing on the latest date: (a) from December 25, 2003, to December 31, 2003, or (b) fifteen (15) days of the date of transfer of the Final Report to the Principal.

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

In the event that the Principal's Debt, for any reasons, is not terminated on the terms specified in clause 2.2 hereof, the Principal shall, within fifteen
(15) days of the date of transfer of the Final Report to the Principal, pay the Agent a fee in the amount of three thousand roubles (RUR3,000), including VAT."

3.4  Clause 4.2 of the Agency Agreement

"The Parties hereby establish that the Agent is entitled to reimbursement for the expenses incurred in connection with the performance of the Principal's order on the terms specified in Clause 2.2 hereof. Subject to provisions of clause 2.4 hereof, the Agent's expenses related to the performance of the Principal's order shall include document supported:

(1) expenses incurred by the Agent in US dollars, equal to the price of the acquisition of the Debt Claims by the Agent or of other rights of claim for the Russian Federation's obligations constituting the state external debt of the Russian Federation; or

(2) expenses incurred by the Agent in US dollars, equal to the amount of the fee paid to the sub-agent and to the amount of reimbursement of the sub-agent's expenses on the acquisition of the Debt Claims or other rights of claims for the Russian Federation's obligations constituting the state external debt of the Russian Federation. In the event that settlements between the Agent and the sub-agent shall be executed by transferring property to the sub-agent, the Agent's expenses shall be certified with the documents of the property transfer to the sub-agent and with the documents evidencing the Agent's expenses on the acquisition of such property. In the event that settlements between the Agent and the sub-agent are made by means of an international bank transfer, the Agent's expenses shall be evidenced by a printed copy of the electronic communication prepared in accordance with the standards of the Society for Worldwide Interbank Financial Telecommunications (SWIFT), evidencing the transfer of the monetary funds, due to the sub-agent, to the sub-agent's bank account, with filling section O70 with a note reading as follows: fees and disbursements of beneficiary customer under Agency Agreement (Subagency Agreement) dd ___________, 2003, which note shall contain a reference to the date of entering into the sub-agency agreement between the Agent and the sub-agent."

Reimbursement of the Agent's expenses shall be executed in accordance with the procedure provided for in Clause 4.3 of the Agreement.

Notwithstanding any other provisions herein to the contrary, the total amount of the Agent's expenses related to the performance of the Principal's order shall under no circumstances exceed:

(a) in the event of termination of the Principal's obligation to pay the Principal's Debt in the full amount specified in Clause 1.4 hereof, - the sum of ninety-eight million five hundred seventy-one thousand nine hundred seventeen US dollars ($98,571,917), and any other amount exceeding the sum specified above shall be, to the extent of such excess, deemed as incurred without the Principal's order and shall not be reimbursable;

(b) in case of termination of the Principal's obligation to pay the Principal's Debt in an amount not less than eleven billion six hundred sixty-five million three thousand two hundred eight Japanese yens ((Y)11,665,003,208), - the sum of seventy-four million four hundred seventy-six thousand seventy-five US dollars ($74,476,075), and any other amount exceeding the sum specified above shall be, to the extent of such excess, deemed as incurred without the Principal's order and shall not be reimbursable.

Any other expenses of the Agent and/or the sub-agent (other than the types of expenses which are expressly specified in this Clause 4.2), including those in connection with the discussion, preparation, signing and performance of this Agreement and all other documents envisaged in the Agreement shall be deemed incurred without the Principal's order and shall not be reimbursable."

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

3.5  Clause 4.3 of the Agency Agreement

"Should the Agent transfer, to the Principal, the Preliminary Report and the documents specified in Clause 3.1.5 hereof, the Principal shall, within fifteen
(15) days of the Intermediate Date of Performance, issue, to the Agent, as reimbursement of the expenses which have been and/or will be incurred by the Agent in connection with the performance of the Principal's orders, the Principal's promissory notes (the "Promissory Notes"), each to be drawn up mainly in the form contained in Exhibit A hereto and provide for: (i) the Principal's obligation to pay the Agent a US dollar amount, without effective payment stipulation, (ii) accrual, since the date of the note execution, of interest at five point ninety-four percent (5.94%) p.a. on the note amount,
(iii) the time of payment as "at sight but not earlier than the specified date", and, as such date, the Promissory Note shall specify the dates (the "Payment Date") falling on the last day of a period continuing for six (6), twelve (12), eighteen (18), twenty-four (24), thirty (30), [Sic] thirty (30) and thirty-six
(36) months after the Intermediate Date of Performance, respectively.

The total note amount of the Promissory Notes shall, subject to Clause 4.2 hereof, be equal to the total amount of the expenses specified by the Agent in the Preliminary Report, which expenses have been and/or will be incurred by the Agent in connection with the performance of the Principal's order, but under no circumstances shall it exceed ninety-eight million five hundred seventy-one thousand nine hundred seventeen US dollars (US$98,571,917) and shall be ascertained in the Promissory Notes in the following way:

- Sixteen million six hundred sixty-six thousand six hundred sixty-seven US dollars (US$16,666,667) - in the promissory note, the Payment Date under which is falling on the last day of the period continuing for six (6) months ("Note 1");

- Sixteen million six hundred sixty-six thousand six hundred sixty-seven US dollars (US$16,666,667) - in the promissory note, the Payment Date under which is falling on the last day of the period continuing for twelve (12) months ("Note 2");

- Sixteen million six hundred sixty-six thousand six hundred sixty-seven US dollars (US$16,666,667) in the promissory note, the Payment Date under which is falling on the last day of the period continuing for eighteen (18) months ("Note 3");

- Sixteen million six hundred sixty-six thousand six hundred sixty-seven US dollars (US$16,666,667) - in the promissory note, the Payment Date under which is following on those day of the period continuing for twenty-four
     (24) months ("Note 4");

- Seven million eight hundred nine thousand four hundred seven US dollars (US$7,809,407) - in the promissory note, the Payment Date under which is falling on the last day of the period continuing for thirty (30) months ("Note 5");

- Eight million eight hundred fifty-seven thousand two hundred sixty US dollars (US$8,857,260) in the promissory note, the Payment Date under which is falling on the last day of the period continuing for thirty (30) months ("Note 6");

- Fifteen million two hundred thirty-eight thousand five hundred eighty-two US dollars (US$15,238,582) - in the promissory note, the Payment Date under which is falling on the last day of the period continuing for thirty-six
     (36) months ("Note 7").

The transfer of the Promissory Notes to the Agent shall be accompanied by the transfer, to the Agent, of duly certified copies of documents evidencing the powers of the persons who affixed their signatures to the Promissory Notes and shall be certified with the Promissory Notes Acceptance and Delivery Acknowledgement drawn up in the form contained in Exhibit B hereto.

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

Without prejudice to the provisions of Clause 4.4. hereof, the Parties hereby establish that the transfer, by the Principal to the Agent, of the Promissory Notes on the terms specified above shall be deemed to constitute sufficient reimbursement of the expenses incurred by the Agent in connection with the performance of the Principal's order and replace the Principal's payment of any moneys to the Agent as reimbursement of expenses in connection with the performance of the Principal's order."

4.   Incorporation into the Agency Agreement

This Agreement shall form an integral part of the Agency Agreement.

This Agreement is made into counterparts, one counterpart per Party.

For the Principal                               For the Agent
_________/signed/_________                      _________/signed/_________
Sergey Ivanovich Kuznetsov                      Rushan Fedorovich Khvesiuk
Director General                                Chairman of the Management Board

_________/signed/_________                      _________/signed/_________
Alexander Alexandrovich Lutsky                  Marina Ivanovna Popova
Chief Accountant                                Chief Accountant

[Seal]                                          [Seal]

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